PLEASE READ CAREFULLY
                  IF YOU DO NOT UNDERSTAND THE DOCUMENT FULLY,
                                 DO NOT SIGN IT
                     CONSULT WITH AN ATTORNEY BEFORE SIGNING
                  THIS SEPARATION AGREEMENT AND GENERAL RELEASE
                          INCLUDES A RELEASE OF ANY AND
                ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY

     SEPARATION AGREEMENT and GENERAL RELEASE (the "Agreement") made as of this 9th day of October 1997, between Dr. Michael Lowe ("Lowe") and Alfacell Corporation and related and/or affiliated companies (the "Company").

     WHEREAS, the Company and Lowe wish to resolve and to fully and finally settle, compromise and forever discharge any and all claims and issues that were raised, or which could have been raised, or which Lowe has now or may ever have had against the Company;

     NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

     1. Lowe submitted his resignation as President, Director and an employee of the Company by letter of August 4, 1997, and for purposes of this Agreement the parties agree that



Lowe Separation.2/gen/alf/ktc/ny2a
October 8, 1997
his resignation was effective as of July 31, 1997 and the parties agree that Lowe is not entitled to any compensation from the Company subsequent to such date, except as specifically set forth herein.

     2. In full satisfaction of the Company's obligations to Lowe and in consideration for all of Lowe's agreements and covenants set forth herein, the Company agrees:

          a) For the period commencing August 1, 1997 and terminating January 31, 1998, the Company shall pay Lowe the aggregate amount of $100,000. Such amount shall be payable in bimonthly installments in accordance with the Company's standard payroll procedures (less customary statutory withholdings). It is understood and agreed that all payments made by the Company to Lowe for payroll periods subsequent to July 31, 1997 shall be credited to the Company's obligation to Lowe under this Section 2(a).

          b) The Company and Lowe acknowledge that (i) an option to purchase an aggregate of 100,000 shares of Common Stock (the "Original Option") was granted to Lowe under the Company's 1993 Stock Option Plan, as amended (the "Plan") on August 1, 1996 and had vested as of July 31, 1997, and (ii) pursuant to the terms of the Plan, the Original Option would terminate in its entirety on February 3, 1998. The Company and Lowe agree that, notwithstanding the foregoing, the Original Option will remain exercisable until, and will terminate on, January 31, 1999. The

     Company and Lowe agree that an option to purchase an aggregate of 75,000 shares of Common Stock (the "Additional Option") that was granted to Lowe under the Plan on August 1, 1996, will be deemed to have vested as of August 1, 1997 in accordance with its terms and will remain exercisable until, and will terminate on, January 31, 1999. The Company represents that the Compensation Committee of its board of directors has specifically waived the provisions of the Plan that would prohibit the Additional Option from vesting in accordance with the preceding sentence and which would have caused both the Original Option and the Additional Option to terminate on the 190th day after the termination of Lowe's employment with the Company. Except for the forgoing modifications, the terms of the Original Option, the Additional Option and the Plan shall remain unchanged. Lowe shall deliver to the Company upon the execution of this Agreement, the original option certificate issued to him on August 1, 1996 which represented the Original Option, the Additional Option and the Terminated Option (as defined below) (the "Initial Option Certificate") or if Lowe cannot locate the Initial Option Certificate he shall deliver a lost option certificate affidavit to the Company. Upon its receipt of the Initial Option Certificate or such lost option certificate affidavit, the Company shall issue and deliver to Lowe the option certificate in the form attached hereto as Exhibit A which represents the Original Option and the Additional Option (the "New Option Certificate").

          c) Lowe and the Company agree that the remaining option to purchase an aggregate of 475,000 shares of Common Stock which was granted to Lowe under the Plan on August 1, 1996 (the "Terminated Option") had not vested as of July 31, 1997 and had terminated and was of no further force or effect as of such date in accordance with the Plan.

          d) The Company will continue and assume the payments for Lowe's and/or his dependents' (who are qualified beneficiaries) health insurance until July 31, 1998 under the terms and conditions currently applicable to full-time employees of the Company to the extent available to full-time employees during this period, and under the terms and conditions of the New Jersey Group Continuation ("NJGC"), provided, however, that if Lowe receives or is offered health insurance pursuant to a new employment arrangement and he accepts that employment, the Company's obligation under this paragraph will terminate. All coverage provided to Lowe and/or his dependents pursuant to this paragraph shall be subject to the provisions of the applicable insurance policies and the continuation provisions of NJGC (and any changes or amendments with respect to such plans, policies or statute).

     3. Lowe agrees that the benefit package set forth in paragraph 2 is more than the Company is required to pay under its normal policies and procedures.

     4. This Agreement is not an admission of wrongdoing or liability of any kind by the Company or any of its principals or representatives and any such wrongdoing and liability is expressly denied.

     5. a) Lowe for himself, his heirs, executors, administrators, successors and assigns (collectively, the "Releasors"), does hereby fully release and forever discharge the Company, its parents, subsidiaries, affiliates, divisions and related entities, their successors and assigns, and the Company's directors, Alan Bell, Stephen Carter, Donald Conklin, Gail Fraser, Robert Henry, Stanley Mikulski, Kuslima Shogen and Allen Siegel, and the Company's agents, officers, employees, fiduciaries and servants in both their individual and representative capacities and each of them (collectively, the "Releasees"), of and from any and all claims (including without limitation any claims for reinstatement or reemployment), whether or not now known or suspected, by reason of any actual or alleged act, omission, transaction, practice or occurrence, or other matter up to and including the date of this Agreement.

     b) The Company for itself and for its affiliates, successors and assigns (collectively, the "Company Releasors") does hereby fully release and forever discharge Lowe, his heirs, executors, administrators, successors and assigns, of and from any and all claims, whether or not now known or suspected, by reason of any actual or alleged act, omission, transaction, practice or occurrence, or other matter up to and including the date of this Agreement.

     6. The general release contained in Sections 5(a) and 5(b) herein includes but is not limited to a release of any rights which either party may have in or with respect to breach of contract (whether express, implied or oral); personnel policies; employee handbooks; wages; vacation pay; severance pay; commissions or bonuses; tort; wrongful termination; defamation; infliction of emotional distress; slander; promissory estoppel; prima facie tort; breach of the covenant of fair dealing; fraud; violation of public policy; claims for physical or emotional injury; any and all claims based on any federal, state or local laws including, without limitation, all employment and securities laws and regulations, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Civil Rights Acts, the rules or regulations of the Federal Trade Commission, the rules and regulations of the Food and Drug Administration, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated by or releases or decrees of the Securities and Exchange Commission (the "SEC"), the "blue sky" laws or regulations of any state, the civil rights laws or regulations of the State of New Jersey, and any laws of the states of New Jersey or Delaware.

     7. Each party further understands and agrees that the other party is in no way liable or responsible for such party's attorney's fees and costs, if any, in this matter.

     8. Lowe represents that he has not filed and agrees that he will not file any claims or causes of action of any kind against the Releasees based upon any actions, conduct or circumstances occurring prior to the effective date of this Agreement with any local, state or federal agency, court or tribunal, nor does he have any knowledge or reason to believe that anyone else has filed such a charge or complaint on his behalf. If Lowe should file such a charge or complaint, or if a charge or complaint is filed on his behalf, or if any such agency shall ever assume jurisdiction against the Releasees on behalf of Lowe, Lowe agrees that the compensation and benefits provided to him by the Company under this Agreement shall be his sole remedy against the Releasees and he shall not seek or accept any further compensation or damages from the Company or the Releasees. Lowe agrees not to assist or aid any other person in bringing, prosecuting, or maintaining any claim, charge, action or proceeding against the Company unless required by law to do so, and then only to the extent required by law.

     9. a) The terms of this Agreement are to be kept strictly confidential by each party. Unless compelled to testify at a deposition, administrative proceeding, trial, or as required by law, government rule or regulation, each party shall refrain from issuing to the public, including without limitation, other potential or present plaintiffs, claimants or complainants, press or media, any article, memorandum, release, publicity or statement, whether oral or written, concerning the terms or conditions of this Agreement, except that each party may discuss such terms with its respective legal counsel, tax advisor, accountant, and financial institution or potential lenders, and Lowe may discuss such terms with his wife and children, provided that all such persons abide by the confidentiality provisions herein applicable to the party making such disclosure to such person. Notwithstanding the foregoing, the parties acknowledge that the Company may be required to publicly disclose the terms of this Agreement and to file this Agreement as an exhibit with the SEC in order to comply with its disclosure obligations under applicable securities laws and regulations. Notwithstanding the foregoing, either party can discuss this Agreement publicly to the extent its terms are disclosed in a filing by the Company with the SEC.

     b) Lowe agrees that the Company has issued a press release (which Lowe reviewed prior to its release and to which Lowe did not object) and may make further public statements it deems necessary to inform the public of his resignation which shall refer to such resignation as based on the mutual agreement of Lowe and the Company.

     10. a) The Company agrees not to make any disparaging or negative comments concerning Lowe. Lowe agrees that he will not make any disparaging or negative comments concerning the Company, any officers, directors, employees and consultants to the Company, or concerning the Company's drug products, clinical trials, technologies or therapies in any stage of development, nor will he take any action which could have reasonably been viewed as to be intended to be detrimental to the Company.

     b) Lowe expressly agrees that should he breach any of the material covenants and provisions contained herein, the Company's obligation to make the payments provided in paragraph 2(a) shall terminate immediately, and all of the Original Option and Additional Option described in paragraph 2(b) and then held by Lowe shall terminate immediately. Any such breach shall be subject to the dispute resolution provisions in Section 13. The foregoing shall not be the Company's exclusive remedy for any such breach.

     c) The Company expressly agrees that should it breach any of the material covenants and provisions contained herein, Lowe's obligations hereunder shall terminate immediately. Any such breach shall be subject to the dispute resolution provisions in Section 13. The foregoing shall not be Lowe's exclusive remedy for any such breach.

     d) Notwithstanding the foregoing, Lowe may provide testimony to the FDA or any other federal agency if required to by an administrative or judicial subpoena.

     11. a) Lowe agrees to keep secret and shall not use all confidential information of the Company and its subsidiaries, including, without limitation, information regarding trade secrets, "know-how," information concerning clinical trials, consultant contracts, details of author or consultant contracts, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, investigations, searches, other confidential documents, whether or not so labelled, and other business affairs of the Company and its subsidiaries learned by him at any time, and shall not disclose them to anyone outside of the Company.

     b) All memoranda, notes, lists, records, work product and other documents whether or not labelled "Confidential" (and all copies thereof), made or compiled by Lowe or made available to Lowe, concerning the Company, shall be the Company's property and shall be delivered to the Company promptly upon the execution of this Agreement.

     c) Employee agrees that all methods, analyses, reports, plans and all similar or related information which (i) relate to the Company and which (ii) were conceived, developed or made by Lowe in the course of his relationship with the Company belong to the Company. Lowe will promptly disclose such work product to the Company and perform all actions reasonably requested by the Company to establish and conform such ownership by the Company.

     d) Lowe agrees that he shall not for the period of July 31, 1997 to January 31, 1998 directly or indirectly, for his own account or jointly with another, or for or on behalf of any current or potential competitor of the Company, employer or other entity, solicit, induce or encourage any person to leave the employment of the Company or any of its parents, subsidiaries, affiliates, divisions, related entities and their successors or assigns, or solicit, induce or encourage any business or account of the Company in which Lowe has participated or in any way been active prior to the termination of Lowe's employment to terminate their employment of, or otherwise terminate their relations with, the Company.

     e) For the period of July 31, 1997 to January 31, 1998, Lowe shall not engage directly or indirectly in or become employed by, serve as an agent or consultant to, or become a partner, principal, affiliate, representative or stockholder of any partnership, corporation or any other entity which conducts research on, manufactures, distributes, or develops RNase-based pharmaceuticals provided, however, that Lowe's ownership of less than five percent of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute a breach of this provision.

     12. Lowe agrees that for the period from July 31, 1997 to January 31, 1998 the Company, may require Lowe to answer questions and provide information concerning activities for which Lowe was responsible while he was employed by the Company. The Company agrees that such request of Lowe's services shall be made at reasonable times and in a reasonable manner and shall not be unduly burdensome on Lowe.

     13. a) If either party believes that the other party has committed or is about to commit a breach of the Agreement, counsel for such party shall notify counsel for such other party of the substance of the information which forms the basis for such belief. Counsel for such other party shall provide a response and both counsel shall attempt to reach an amicable resolution of the matter prior to pursuing the remedies set forth herein.

     b) If Lowe breaches or threatens to commit a breach of any of the provisions of Paragraph 11, the Company shall have, without limitation, the following rights and remedies, severally enforceable, in addition to any other rights and remedies available to the Company under this Agreement or otherwise:

          (i) The right to have the covenants contained in Paragraph 11 specifically enforced by any court having equity jurisdiction, it being agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          (ii) The right to require Lowe to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Lowe as the result of any transaction(s) constituting a breach of any of the covenants contained in Paragraph 11.

          (iii) Lowe will forfeit all benefits received under this Agreement, the Company's obligation to make the payments provided in paragraph 2(a) shall terminate immediately and all of the Original Options and the Additional Options described in paragraph 2(b) and then held by Lowe shall terminate immediately, except in each case with respect to those benefits and payments covered by the Employees Retirement Investment Security Act.

     c) The Company and Lowe agree that if any court determines that any of the covenants contained in paragraph 11, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     14. Lowe hereby represents that he has been advised by the Company (a) that the execution of this Agreement is a very important decision which should not be made before discussing it with his family, and (b) Lowe agrees that the Company has recommended that he consult with an attorney before signing this Agreement. Lowe also acknowledges that he received a copy of this Agreement on August 6, 1997 and that he has been given up to 22 calendar days to review and consider it.

     15. Lowe expressly states that he has carefully reviewed the Company's proposals concerning Lowe's separation from the Company and acknowledges and agrees that he fully understands the terms and conditions of this Agreement, and expressly agrees that the signing of this document is done voluntarily.

     16. This Agreement is made and entered into in the State of New Jersey and shall in all respects be interpreted, governed and by the laws of the State of Delaware and to be enforced by the federal or state courts in the State of New Jersey.

     17. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings which may have existed between the parties, and may not be modified except by a writing signed by all parties.

     18. Nothing in this Agreement shall affect the option to purchase 20,000 shares of Common Stock of the Company granted to Lowe prior to his becoming a full time employee of the Company.

     19. THIS AGREEMENT MAY BE REVOKED BY LOWE BY DELIVERING A SIGNED WRITTEN NOTICE OF SUCH REVOCATION TO THE COMPANY, ATTENTION OF GAIL FRASER WITHIN EIGHT
(8) DAYS AFTER THIS AGREEMENT IS SIGNED (THE "REVOCATION PERIOD"). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE PLAN, THE INITIAL OPTION CERTIFICATE OR THE NEW OPTION CERTIFICATE, NEITHER THE ORIGINAL OPTION OR THE ADDITIONAL OPTION MAY BE EXERCISED BY LOWE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

                                             ALFACELL CORPORATION:


/S/MICHAEL C. LOWE                           By:/S/ KUSLIMA SHOGEN
------------------------                        ------------------------
Michael Lowe                                 Kuslima Shogen
                                             Chairman and Chief
                                             Executive Officer